Thomas F. Reich
Vice President - Finance
Tel: 203-363-7963
Cell: 201-787-3462
Email: treich@nobleamericas.com

noble americas
A member of the Noble Group

February 2, 2006

Mr. Joshua N. Barker
Gateway Ethanol, LLC
C/o SNB Associates
307 S. Main Street
Pratt, Kansas 67124

Dear Josh:

The following is our term-sheet that outlines two types of working capital facilities (each a "Working Capital Facility") we are prepared to provide Gateway Ethanol, LLC. One structure is a direct purchase and finance structure, and the other involves a bankruptcy remote, special purpose company (the "NTFSPV"). In the former case Noble Americas Corp would act as both financier as well as ethanol buyer. In the latter case, the NTFSPV would purchase Eligible Assets (defined herein) from Gateway Ethanol, LLC (each a "Commodity Transaction") and sell the resultant fuel grade ethanol ("the Ethanol") to Noble Americas Corp. (or its affiliate – "Noble").

Whichever Working Capital Facility Noble decides to utilize will be available to Gateway Ethanol, LLC, and is subject to the completion of mutually agreeable documentation (to be provided, and executed at least 60 days prior to the start-up of the facility) according to the parameters outlined below.

Arranger:	A Noble Trade Finance entity from within the Noble Group ("NTF").
Seller:	Gateway Ethanol, LLC c/o SNB Associates with its office at 307 S. Main Street, Pratt, Kansas, 67124 ("Gateway") will sell Eligible Assets (defined herein) to the Buyer (defined below).
Buyer:	Noble Americas Corp (or its affiliate, "Noble") will be the Buyer (and provide financing), or NTF might establish a bankruptcy-remote special purpose vehicle ("NTFSPV") to be the Buyer of the Eligible Assets from Gateway who will then sell the resultant Ethanol to Noble.
Total Facility:	$7,500,000 (USD Seven and a Half Million) line for purchases of Eligible Assets or such amount as might be mutually agreed.

Thomas F. Reich
Vice President - Finance
Tel: 203-363-7963
Cell: 201-787-3462
Email: treich@nobleamericas.com

noble americas
A member of the Noble Group

Eligible Assets: Corn (or other grain feedstocks), work-in-process inventories and Ethanol receivables due from Noble. Distillers' wet and dry grain receivables can also qualify if from an investment grade rated buyer.

Advance Rates: To be determined by NTF based on the spot market price for each Eligible Asset adjusted for: transaction costs, tenor, related futures risk management costs, historic volatility of Eligible Assets and default risk factors. Indicative Advance Rates for one-month Eligible Asset purchases are as follows:

Assets	Advance Rates
Corn (or other grain feedstocks)	80%
Work-in-Process	50%
Ethanol Receivables	90%

Or other products and advance rates as mutually agreed.

Minimum Transaction Size: Units of $250,000

Tenor: Minimum 30 days from initial funding
Maximum 180 days from initial funding

Pricing: Funding at Prime + 1.75% per annum

Fees and Expenses: A one time non-refundable up-front fee of $100,000 on the value of the facility due at the time of closing.

FACILITY DESCRIPTION

All aspects of the facility must be approved by NTF, NTF's collateral agent, and NTF's funding participants prior to funding. These include, but are not limited to, approved primary and ancillary storage locations (each an "Approved Storage Location"), an approved purchase contract between the Seller and Buyer (the "Purchase Contract"), an approved sales contract between the NTFSPV and Noble (the "NTFSPV Contract" – in the event the NTFSPV structure is used), an approved corn risk management program ("Approved Risk Management Program") with an approved futures broker ("Approved Broker") along with an approved (and executed) tri-partite agreement covering the risk management for the corn related assets ("Tripartite Agreement"), and an insurance policy covering 110% of the inventory value of the physical Eligible Assets ("Approved Insurance Policy"). The terms of each Commodity Transaction will be set forth in either

Thomas F. Reich
Vice President - Finance
Tel: 203-363-7963
Cell: 201-787-3462
Email: treich@nobleamericas.com

a facsimile purchase agreement ("FPA") to be agreed between NTF (or Noble) and the Seller, or a facsimile sales agreement ('FSA") between NTF and Noble (under the NTFSPV structure).

DEFINITIONS

Purchase Price: The spot market price value of the Eligible Assets quoted in the FPA.

Advance Purchase Price: Advance Rate(s) for the Eligible Assets multiplied by the Purchase Price.

Payment Date: Date on which the Buyer purchases the Eligible Assets from the Seller.

Marked to Market Value: Daily value of the Eligible Assets valued at the closing price of the nearby futures contract or the agreed upon reference spot market price and any agreed upon adjustment thereto plus the value of the open trade equity in the assigned futures or risk management accounts in which the associated futures or risk management positions exist, plus any Additional Margin (defined herein) received in satisfaction of a previous request for same.

Purchase Margin: The difference between the Advanced Purchase Price and the Purchase Price of the Asset.

Additional Margin: Dollar amount needed to make the Marked-to-Market Value of Eligible Assets owned by the Buyer equal to the Advance Purchase Price. Additional Margin may be in the form of, 1) cash, 2) excess equity in a hedge account, or 3) a quantity of an Eligible Asset, the Marked-to-Market Value of which (when margined in accordance with the program terms described herein) will equal the dollar amount required.

Sales Price: Price to be paid to the NTFSPV by Noble for the resultant Ethanol as outlined in the FSA.

Sales Date: Date on which the Buyer purchases the Ethanol or the NTFSPV sells the resultant Ethanol to Noble.

TRANSACTION SUMMARY:

Thomas F. Reich
Vice President - Finance
Tel: 203-363-7963
Cell: 201-787-3462
Email: treich@nobleamericas.com

noble americas
A member of the Noble Group

1.) NTF (or its assigns) will form NTFSPV as a bankruptcy remote, special purpose vehicle. NTFSPV will be incorporated for the sole purpose of purchasing Eligible Assets from the Seller, and then selling the resultant Ethanol to Noble.

2.) NTFSPV will enter into the Purchase Contract (and any applicable riders) with the Seller prior to the NTFSPV's initial purchase of Eligible Assets. The Purchase Contract (and any applicable riders) will be assignable to NTF's funding sources as collateral.

3.) Pursuant to the Purchase Contract, Seller will provide NTFSPV with relevant details on the Eligible Assets and proof of program compliance three Business Days prior to the purchase date for each Eligible Assets' purchase. If the Eligible Assets and the Seller meet the participation criteria established by the facility, NTFSPV will purchase the Eligible Assets subject to providing a FPA one business day prior to the Purchase Date, confirming the terms of the Eligible Assets purchase.

4.) On the Payment Date, the Seller will receive from the NTFSPV the Advance Purchase Price provided the Eligible Assets are located at an Approved Storage Location, and the related warehouse receipts are issued in the name of NTFSPV (evidencing ownership by NTFSPV of the physical Eligible Assets), plus confirmation that the physical Eligible Assets are insured for up to 110% of its spot market value, and the NTFSPV is named as additional insured and loss payee.

5.) On the Sales Date NTFSPV will sell the Ethanol to Noble according to the terms of the NTFSPV Contract and confirmed by a FSA between Noble and the NTFSPV. Payment by Noble of the Sales Price will be effected according to agreed upon payment terms, in immediately available funds, and such payment will be directed according to the instructions of NTFSPV in settlement of the obligations related to the Commodity Transaction under the Program.

In the event Noble finances the Working Capital Facility directly (and therefore without the NTFSPV), Noble will purchase / finance the Eligible Assets from Seller essentially according to steps 2 – 5 above, with final settlement according to the terms of the Ethanol Purchase and Sale Agreement between Noble and Seller.

Liens: Seller shall fully comply with all applicable state and federal laws to ensure that commodities purchased or used by Seller are acquired free and clear of any liens (including statutory, consensual or other liens), and if called upon, will respond in a timely manner

Thomas F. Reich
Vice President - Finance
Tel: 203-363-7963
Cell: 201-787-3462
Email: treich@nobleamericas.com

noble americas
A member of the Noble Group

with all requests by NTF and / or its assigns for evidence of such compliance.

Margining: 1) During the life of the transaction, NTF or their collateral/servicing agent will mark-to-market the Eligible Assets daily based on the closing price of the nearby futures contract or the agreed upon reference spot market calculation for the relevant Asset. To the extent a shortfall exists, NTF will notify the Seller, in accordance with the terms set forth herein, that Additional Margin is required.

2.) The Seller will have one business day from such notice to provide the required Additional Margin. Such Additional Margin shall be settled in accordance with the terms of the FPA and in compliance with settlement instructions from NTF.

3.) If the Seller fails to provide the Additional Margin, within the required timeframe, NTFSPV will be entitled to liquidate the Eligible Commodity Assets owned by NFTSPV. This liquidation may be accomplished by accelerating the delivery date (to the extent possible) of the applicable purchases by Noble under the terms of the NTFSPV Contract. The proceeds of the sale and any margin held by NFTSPV will be applied to the settlement of the transaction in accordance with the terms of the facility agreement and the Seller will remain liable for any deficiencies remaining after settlement.

Hedging: The Seller will be required to participate in an Approved Risk Management Program, and will be required to provide the NTFSPV with the following: a) cash margins to cover the price risk exposure, b) hedges or OTC contracts covering the underlying corn at the same level approved in the FPA and adjusted for in their Advance Rate with an Approved Broker on an acceptable futures exchange ("Hedges"). The Hedges will be held in a separate account (the "Hedge Account") assigned to NTFSPV, which in turn will be assignable to NTFSPV's funding source as collateral. The Hedge Account will be subject to the terms of the Tripartite Agreement executed with the Approved Broker, the Seller and NTFSPV. Margin requirements on this account will be the legal responsibility of the Seller until physical delivery is made to Noble.

Thomas F. Reich
Vice President - Finance
Tel: 203-363-7963
Cell: 201-787-3462
Email: treich@nobleamericas.com

noble americas
A member of the Noble Group

Documentation: As customary for transactions of this nature, NTF may use any one or a combination of its collateral agent's, servicing agent's, or funding participants standard documentation that is applicable to the program and the terms of the agreement. Such documents may include, but may not be limited to:

1. Program Transaction Agreement ("PTA" - to be provided).
2. Riders to the PTA, if applicable.
3. Relevant corporate resolutions, signature cards, by-laws and articles of incorporation for Seller.
4. Tripartite Agreement between Seller, NTFSPV, and Approved Broker.
5. Acknowledgment letters from the Seller's other secured inventory lenders (if any).
6. A tolling (processing) agreement between NTFSPV and the Seller (to be provided).

Events of Default: Customary for transactions of this nature, with actions to be taken in the event of a default to be outlined in the facility documentation.

Each Commodity Transaction request made by the Seller shall be reviewed by NTFSPV (and or its collateral agent or loan servicer) to ensure compliance with the eligibility criteria of the assets, and that the Seller is not in default under the terms of the agreements governing the facility prior to the acceptance of a Commodity Transaction request. NTFSPV's agreement to enter into any Commodity Transaction will be evidenced solely by the FPA containing the terms of that Commodity Transaction.

Kindly review this letter, and if in agreement, please countersign below.

Thank you again for this opportunity, and we look forward to working with you and implementing this program.

Very truly yours,

Tom Reich
Vice President

Accepted and Agreed,

____
Joshua N. Barker
Gateway Ethanol, LLC